DEAN HELLER
Secretary of State
206 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
C18085-2000
Document Number:
20060615646-76

Date Filed:
9/26/2006 10:10:31 AM
In the office of

Dean Heller
Secretary of State

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

Certificate of Correction

(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:
Radial Energy Inc.

2. Description of the original document for which correction is being made:
Certificate of Correction

3. Filing date of the original document for which correction is being made: September 18, 2006

4. Description of the inaccuracy or defect.
The inaccuracies or defects of the Certificate of Amendment are that: (i) the authorized shares as referenced in paragraph 2 was incorrectly referred to as being 75,000 shares @ .001 each; and (ii) an incorrect form of Certificate of Amendment (pursuant to NRS 78.380 - Before Issuance of Stock) that was not validly executed was utilized and filed.

5. Correction of the inaccuracy or defect.
The correct form of Certificate of Amendment (pursuant to NRS 78.385 and 78.390 — After Issuance of Stock) that references the correct number of shares of authorized capital stock executed by the President of Radial Energy Inc. is attached hereto as Exhibit A.

6. Signature:

[signature]	President	9/20/2006
Authorized Signature	Title*	Date

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Radial Energy Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The Authorized Capital Stock of the corporation is 75,000,000 shares with a par value of $0.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 30,[illegible]000 shares of common stock

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): ____________________

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.